UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2012 (February 8, 2012)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 8, 2012, Ampal-American Israel Corporation (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that the Company’s application to transfer its common stock from The NASDAQ Global Market to The NASDAQ Capital Market had been approved, effective as of the opening of business on February 10, 2012.

As previously disclosed, the Company received a letter from The NASDAQ Listing Qualifications Staff at The NASDAQ Stock Market informing the Company that it no longer met the minimum bid price per share requirement because the Company’s common stock has closed below the minimum $1.00 per share requirement for 30 consecutive business days.  The Company submitted its application to transfer the listing of its shares to the NASDAQ Capital Market on February 9, 2012 in response to this letter. Upon the transfer to The NASDAQ Capital Market, the Company became eligible for an additional 180-calendar day period, or until August 6, 2012, to regain compliance with the bid price requirement.  Approval to transfer to The NASDAQ Capital Market was conditioned upon the Company agreeing to effect a reverse stock split during the additional 180-calendar day period.

The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market.  The trading of the Company’s common stock is unaffected by this change and will continue to be traded under the symbol, “AMPL.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

By:	/s/ Yoram Firon
Name:	Yoram Firon
Title:	Vice President - Investments and Corporate Affairs and Secretary

Date:  February 10, 2012

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